Exhibit 5.1
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Email:    rthorp@tta.lawyer

LianBio
Harbour Place, 2nd Floor
103 South Church Street
P.O. Box 472, George Town
Grand Cayman KYI-1106
Cayman Islands

10 November 2022
Dear Sirs
LianBio
We have acted as Cayman Islands legal advisers to LianBio, an exempted company incorporated in the Cayman Islands with limited liability (the "Company") in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, relating to the registration of certain securities up to a maximum aggregate offering price of US$500,000,000 (the "Securities"), including the Company’s:
(i)Ordinary shares with a par value of $0.000017100448 per share (the "Ordinary Shares");
(ii)Preferred shares (the "Preferred Shares");
(iii)Debt securities in either senior or subordinated debt or as senior subordinated convertible debt (the "Debt Securities") issuable pursuant to an indenture to be entered into by the Company and the trustee (the "Indenture");
(iv)Warrants to purchase Ordinary Shares, Preferred Shares, American depositary shares or Debt Securities (the "Warrants") issuable pursuant to the terms of a warrant agreement (the "Warrant Agreement") and warrant certificate (the "Warrant Certificate" and, together with the Warrant Agreement, the "Warrant Documents"); and
(v)Units which may consist of any combination of the other types of securities (the "Units")
This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.
1Documents Reviewed
For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.
2Assumptions
The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion, of the Director's Certificate. We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.
1Qualifications
The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.
2Opinions
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
4.1The Company has been duly incorporated and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
4.2The Company has all the requisite power and authority under the M&A to enter into, execute and perform its obligations under the Indenture and the Debt Securities issuable under such Indenture.
4.3The Ordinary Shares are duly authorised and, when allotted, issued and paid for as contemplated in the Registration Statement, the Ordinary Shares will be legally issued and allotted, as fully paid and non-assessable.
4.4With respect to the Preferred Shares, when (a) the directors of the Company (the "Directors") have taken all necessary corporate action to establish the terms of the Preferred Shares, the offering thereof and related matters, and (b) when such Preferred Shares series have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such resolutions of the Directors, such Preferred Shares (including any shares of such series of preferred shares duly issued upon conversion, exchange or exercise of any other security in accordance with the terms of such other security or the instrument governing such other security providing for such conversion, exchange or exercise as approved by the Directors in accordance with the provisions of the M&A) will be duly authorised, legally issued and allotted, as fully paid and non-assessable.
4.5With respect to the Debt Securities pursuant to the relevant Indenture Document, when (a) the Directors have taken all necessary corporate action to establish the terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters, and (b) when the Indenture Document relating to the Debt Securities shall have been duly authorised and validly executed and delivered by the Company and authenticated in the manner prescribed in the Indenture Agreement relating to the Debt Security and delivered against due payment pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture Agreement will have been duly executed, issued and delivered.
4.6With respect to the Warrants issued and outstanding as at the date of, and as detailed in, the Registration Statement (the "Current Warrants"), the Current Warrants have been duly executed by or on behalf of the Company and constitutes legal, valid and binding obligations of the Company enforceable in accordance with the terms thereof.
4.7With respect to the Warrants (excluding the Current Warrants), when (a) the Directors of the Company have taken all necessary corporate action to approve the terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters, and (b) when a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder, and (c) the Warrant Certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Directors upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.
4.8In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We express no view as to the commercial terms of the Documents or the relevant Securities issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully

/s/TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1
List of Documents Reviewed
1the Certificate of Incorporation dated 17 July 2019;
2the register of directors of the Company;
3the Fifth Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 14 October 2021 (the "M&A");
4the written resolutions of the directors of the Company dated 7 November 2022 (the "Board Resolutions");
5a certificate from a Director of the Company a copy of which is annexed hereto (the "Director's Certificate"); and
6the Registration Statement;
7the Indenture; and
8the Warrant Documents.
The documents in 7 and 8 together are referred to as the "Documents".

SCHEDULE 2
Assumptions

We have relied upon the following assumptions, which we have not independently verified:
1.The Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.
2.The Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
3.The choice of the Relevant Law as the governing law of the Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
4.Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
5.All signatures, initials and seals are genuine.
6.The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents.
7.There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.
8.No monies paid to or for the account of any party under the Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents or any property received or disposed of by any party to the Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents in each case in connection with the Documents, the Warrants issuable under the Warrant Documents and the Debt Securities issuable under the Indenture Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised), respectively).
9.The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture Document.
10.The Indenture Documents, the Warrants and the Warrant Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.
11.The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Preferred Shares and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.
12.There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the M&A.

13.The issue of the Warrants issuable under the Warrant Documents, the Debt Securities issuable under the Indenture Documents, the Ordinary Shares and the Preferred Shares will be of commercial benefit to the Company.
14.No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants, the Debt Securities, the Ordinary Shares or the Preferred Shares.
15.There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above. Specifically, we have made no independent investigation of the Relevant Law.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

SCHEDULE 3
Qualifications

The opinions expressed above are subject to the following qualifications:
1.The obligations assumed by the Company under the Documents or the relevant Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;
(f)arrangements that constitute penalties will not be enforceable;
(g)enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;
(j)any provision in a document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such document (a "third party") is unenforceable against that third party. Any provision in a document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);
(k)any provision of a document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and
(m)a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (Revised) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.
2.To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
3.We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents or the relevant Securities issuable thereunder.
4.We have not reviewed the final forms of the Indenture Documents, the Debt Securities to be issued thereunder, the Warrant Documents or the Warrants to be issued thereunder, and our opinions are qualified accordingly.
5.We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indenture Documents, the Debt Securities, the Warrant Documents, the Warrants and enforce the remainder of the Indenture Documents, the Debt Securities, the Warrant Documents, the Warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indenture Documents in this regard.
6.Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.